Exhibit 99.1

Hertz Investor Relations

Hertz Exits Chapter 11 As A Much Stronger Company

Successful Restructuring Provides the Company with Increased Liquidity, a Significantly Deleveraged Balance Sheet and Right-Sized, Efficient Operations

Hertz Poised to Capitalize on Travel Rebound and Long-Term Growth Opportunities

ESTERO, Fla., June 30, 2021 / PRNewswire / -- Hertz Global Holdings, Inc. (OTCPK:HTZGQ) ("Hertz" or the "Company") today announced that it has successfully completed its Chapter 11 restructuring process and has emerged as a financially and operationally stronger company that is well-positioned for the future. Hertz's Plan of Reorganization was confirmed by the Bankruptcy Court on June 10, 2021. In doing so, Judge Mary Walrath described the outcome as a "fantastic result" that "surpasses any result that I've seen in any Chapter 11 case that I've faced in my 20-plus years."

With over $5.9 billion of new equity capital being provided by Hertz's new investor group, led by Knighthead Capital Management LLC, Certares Opportunities LLC, and certain funds managed by affiliates of Apollo Capital Management, L.P., Hertz has reduced its corporate debt by nearly 80% and significantly enhanced its liquidity to fund operations and future growth. Specifically, Hertz has eliminated nearly $5.0 billion of debt, including all of Hertz Europe's corporate debt. In addition, Hertz has emerged with a new $2.8 billion exit credit facility (including an undrawn $1.3 billion revolving credit facility) and a $7.0 billion asset-backed vehicle financing facility, each having terms the Company views as extremely favorable. The aggregate interest rate on the Company's new ABS financing is less than 2.0%.

Henry Keizer, Chairman of Hertz's outgoing Board of Directors, said: "Faced with the epic and unprecedented challenges presented by the COVID-19 pandemic, and unfazed by early leadership changes, we stayed focused on stabilizing the business and seizing opportunities to mitigate losses and create value for our stakeholders. When the economy began to show signs of recovery earlier this year, we were perfectly positioned to drive a competitive process that would maximize recoveries. The result – paying our nearly $19 billion of creditors in full and returning substantial value to our shareholders – is remarkable."

In tandem with its financial restructuring, Hertz also executed on a series of operational initiatives to create a more focused and profitable enterprise. Among these actions, Hertz launched a cost reduction program that is generating significant savings, right-sized its fleet across both its U.S. and International businesses, optimized its location footprint, negotiated cost reductions and concessions at certain airport locations, and completed the sale of its Donlen fleet leasing business for $891 million in cash. In addition, Hertz focused on meeting changing demand through its portfolio of neighborhood rental locations as a complement to its airport business. These efforts, combined with a sharp increase in car rentals in the U.S. and the continued strength in used car sales, are putting the Company on track for strong financial results in 2021.

Paul Stone, Hertz's President and Chief Executive Officer, said: "Today marks a significant milestone in Hertz's 103-year history. Through the relentless efforts of our Board and team, we are moving forward in an incredibly strong position with an exciting road ahead of us. Now with a solid financial foundation, a leaner, more efficient operating model, and ample liquidity to invest in our business, Hertz has outstanding potential to drive long-term profitable growth. Both in the U.S. and around the world, we are poised to capitalize on our industry leadership, deep operational expertise and iconic global brand."

He continued: "I am tremendously proud of all we have accomplished and confident that this is only the beginning in delivering even greater value to our stakeholders. Thank you to the Hertz team around the world and Board of Directors, to our new investor group, who bring extensive industry experience, and to our customers, franchisees, partners and shareholders for your confidence and support during this process. We look forward to a bright future as a vibrant part of the rebounding travel industry and as a trusted partner for our customers' mobility needs."

Hertz filed for Chapter 11 for its U.S. operations on May 22, 2020 following the onset of the COVID-19 pandemic, which had a severe and dramatic effect on travel demand. Hertz's principal international operating regions including Europe, Australia and New Zealand were not included in the U.S. Chapter 11 proceedings.

Following its successful restructuring process, Hertz's creditors will receive payment in cash in full and existing shareholders will receive more than $1 billion of value. Shares of Hertz common stock will continue to be publicly traded on the over-the-counter (OTC) market, until such time as the Company relists on a national securities exchange. The new ticker symbols effective July 1 will be HTZZ for Hertz common stock and HTZZW for warrants.

For Court documents or filings, please visit https://restructuring.primeclerk ..com/hertz or call (877) 428-4661 or (929) 955-3421. White & Case LLP is serving as legal advisor, Moelis & Co. is serving as investment banker, and FTI Consulting is serving as financial advisor.

ABOUT HERTZ

The Hertz Corporation, a subsidiary of Hertz Global Holdings, Inc., operates the Hertz, Dollar and Thrifty vehicle rental brands throughout North America, Europe, the Caribbean, Latin America, Africa, the Middle East, Asia, Australia and New Zealand. The Hertz Corporation is one of the largest worldwide vehicle rental companies, and the Hertz brand is one of the most recognized globally. Additionally, The Hertz Corporation operates the Firefly vehicle rental brand and Hertz 24/7 car sharing business in international markets and sells vehicles through Hertz Car Sales. For more information about The Hertz Corporation, visit www.hertz.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains "forward-looking statements" within the meaning of federal securities laws. Words such as "expect" and "intend" and similar expressions identify forward- looking statements, which include but are not limited to statements related to our liquidity, financing sources and operations and expectations for travel. We caution you that these statements are not guarantees of future performance and are subject to numerous evolving risks and uncertainties that we may not be able to accurately predict or assess, including those in our risk factors that we identify in our most recent annual report on Form 10-K for the year ended December 31, 2020, as filed with the Securities and Exchange Commission on February 26, 2021, and any updates thereto in the Company's quarterly reports on Form 10-Q and current reports on Form 8-K. We caution you not to place undue reliance on our forward-looking statements, which speak only as of their date, and we undertake no obligation to update this information.

SOURCE Hertz Global Holdings, Inc.

For further information: mediarelations@hertz.com

https://ir.hertz.com/2021-06-30-Hertz-Exits-Chapter-11-As-A-Much-Stronger-Company